                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                      ------------------------------------



                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)(1)


                        AIRNET COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    009418106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /   Rule 13d-1(b)

         / /   Rule 13d-1(c)

         /X/   Rule 13d-1(d)





-------------
    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 009418106                   13G                      Page 2 of 5 Pages


    1    NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tandem PCS Investments, L.P.
         (IRS No.: 06-1553792)

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  / /
                                                                     (b)  / /

    3  SEC USE ONLY


    4  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware


                     5    SOLE VOTING POWER
                                                                       2,309,020
     NUMBER OF
       SHARES        6    SHARED VOTING POWER
    BENEFICIALLY                                                             -0-
      OWNED BY
        EACH         7    SOLE DISPOSITIVE POWER
     REPORTING                                                         2,309,020
    PERSON WITH
                     8    SHARED DISPOSITIVE POWER
                                                                             -0-

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       2,309,020

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             / /

   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   10.5%

   12    TYPE OF REPORTING PERSON*

         PN

CUSIP No. 009418106                   13G                      Page 3 of 5 Pages


Item 1(a). Name of Issuer.

         AirNet Communications Corporation


Item 1(b). Address of Issuer's Principal Executive Offices.

         100 Rialto Place
         Melbourne, FL 32901

Item 2(a). Name of Person Filing.

         Tandem PCS Investments, L.P.


Item 2(b). Address of Principal Business Office or, if None, Residence.

         c/o Capital Communications CDPQ
         1981, avenue McGill College
         Montreal, Quebec H3A 3C7 Canada

Item 2(c). Citizenship.

         Delaware

Item 2(d). Title of Class of Securities.

         Common Stock

Item 2(e). CUSIP Number.

         009418106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is
a:       NA

      (a) / /  Broker or dealer registered under Section 15 of the Exchange Act.

      (b) / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) / / Investment company registered under Section 8 of the Investment Company Act.

      (e) / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

      (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

CUSIP No. 009418106                   13G                      Page 4 of 5 Pages


Item 4. Ownership.

      (a)  Amount Beneficially Owned:            2,309,020

      (b)  Percent of Class:            10.5%

      (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote:    2,309,020

           (ii) shared power to vote or to direct the vote:        -0-

           (iii)sole power to dispose or to direct the disposition of: 2,309,020


           (iv) shared power to dispose or to direct the disposition of:    -0-

Item 5. Ownership of Five Percent or Less of a Class.

         NA

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         NA

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         NA

Item 8. Identification and Classification of Members of the Group.

         NA

Item 9. Notice of Dissolution of Group.

         NA

Item 10. Certifications.

         NA

CUSIP No. 009418106                   13G                      Page 5 of 5 Pages

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 14, 2000



                             TANDEM PCS INVESTMENTS, L.P.

                             By:     Live Cycles Holding Co.,
                                     its General Partner

                             By:       /s/ Pierre Belanger
                                 ------------------------------------

                             Name:   Pierre Belanger
                             Title:  President

                             By:       /s/ Lynn McDonald
                                 ------------------------------------

                             Name:   Lynn McDonald
                             Title:  Vice President and Secretary